Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Wild Oats Markets, Inc. for the registration of 888,903 shares of its common stock and the incorporation by reference therein of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997 and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Report on Form 8-K dated
February 28, 2000 of Wild Oats Markets, Inc., filed with the Securities and Exchanged Commission.


                                Ernst & Young LLP

San Antonio, Texas
February 28, 2000


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